Exhibit 5

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

July 5, 2007

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on
Form S-8 to be filed with the Securities and Exchange Commission on or about July 5, 2007 (the “Registration Statement”) relating to the issuance by Marshall & Ilsley Corporation (the “Company”) of up to 200,000 shares of Company common stock, par value $1.00 per share (the “Shares”), in the manner set forth in the Registration Statement.

We have examined:  (a) the Registration Statement, (b) the Company’s Restated Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except to the extent provided in former Section 180.0622(2)(b) of the Wisconsin Statutes (and any judicial interpretations thereof).  Under former Section 180.0622(2)(b) of the Wisconsin Statutes, shareholders of a Wisconsin corporation could be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee.  Certain Wisconsin courts interpreted “par value” to mean the full amount paid by the purchaser of shares upon the issuance thereof.  Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the Wisconsin Statutes was repealed effective June 14, 2006 and is not applicable to obligations incurred by a Wisconsin corporation on or after such date.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

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